Exhibit 99.1

RENNOVA HEALTH, INC. PROVIDES UPDATE AFTER FILING 2022 FINANCIAL STATEMENTS

WEST PALM BEACH, Fla. (April 24, 2023) – Rennova Health, Inc. (OTC: RNVA) Chief Executive Officer Seamus Lagan recently joined Stock Day host Kevin Davis to provide an update after filing the 2022 financial statements and other information in its Form 10-K with the SEC.

Davis began the interview by asking Lagan to remind his listeners what the Company does. Lagan explained the current business operations in rural healthcare and the plans to open a mental and behavioral facility at its hospital.

Davis went on to ask about what he saw as a significant improvement from previous years, in the recently filed financial results.

Lagan pointed out that revenues improved by over $10 million and were up from approximately $3.2 million in 2021 to just over $13 million in 2022. He also pointed out an $11.5 million reduction in losses from continuing operations before other income (expense) and income taxes. These losses were reduced from approximately $12.5 million in 2021 to just over $1.4 million in 2022. Lagan continued to say that he believed there would be a continued improvement in revenue from current operations and hoped to add new revenue this year from the new mental and behavioral health division.

Davis followed by asking for an update on the timeframe for opening Myrtle Recovery Centers and reminded listeners that we had previously launched a new web site for this project at www.myrtlerecoverycenters.com

Lagan replied that opening was well on track for the second quarter and went on to describe the project in three parts, the facility, licensure with the State, and the employees required. He described that work onsite is complete and the facility is ready to accept patients. The licensure process is at an advanced stage with only a fire inspection required by the State to finalize a pre-opening site visit. He voiced a belief that the fire inspection will be completed in a matter of days and that he could see no reason why a pre-opening site visit by the State will not result in the granting of the license. He also explained that the total employed will start at approximately 14 and grow to approximately 25 when the facility is at full capacity and stated that there is an experienced CEO running the project, that adequate employees have been secured to open and that adequate applications have been received to staff the facility for full capacity. He explained that it was expected that most of the patients at this initial 30 bed facility will be paid for by Medicaid or Medicare and confirmed his belief that the project could add significant and profitable revenues to Company operations.

Davis then asked about the investment Rennova held in InnovaQor (INQR) and asked for an explanation to help his new listeners understand this structure.

Lagan explained the previous separation of a software division into InnovaQor and explained that InnovaQor had an exciting project underway for the development of a medical professional’s communication network. He described that this network should generate significant revenues from subscription fees. He further described the intention, subject to meeting the relevant regulations and requirements, to distribute some of the investment in InnovaQor, to the Rennova shareholders and stated his belief that Rennova will shortly start to get repaid the money it has provided to support the project.

Davis ended the interview by asking Lagan what message he would like the Company’s shareholders to take away from the interview. Lagan responded by saying that he hoped the listeners would see the progress that has been in the past year and that continued progress would be made for the remainder of this year.

To hear Seamus Lagan’s entire interview, follow the link to the podcast here:

https://audioboom.com/posts/8286271-rnva-ceo-seamus-lagan-is-featured-on-the-stock-day-podcast

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About Rennova Health, Inc.

Rennova Health, Inc. (“Rennova,” the “Company,” “we”, “us”, “its” or “our”) is a provider of health care services. The Company owns an operating hospital in Oneida, Tennessee known as Big South Fork Medical Center, a hospital located in Jamestown, Tennessee that it plans to reopen, and a rural clinic in Kentucky. For more information, please visit www.rennovahealth.com

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Additional information concerning these and other risk factors are contained in the Company’s most recent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

Contact:

Rennova Health

561-855-1626

info@rennovahealth.com